Exhibit 5.1

[ARMSTRONG TEASDALE LLP LETTERHEAD]

May 2, 2007

Smurfit-Stone Container Enterprises, Inc. 150 North Michigan Avenue Chicago, Illinois 60601

Ladies and Gentlemen:

We have acted as special counsel to Smurfit-Stone Container Enterprises, Inc., a Delaware corporation (the “Company”), with respect to the preparation of the Registration Statement on Form S-4, as amended to date (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”) of the offer and exchange by the Company (the “Exchange Offer”) of up to $675,000,000 principal amount of the Company’s 8.000% Senior Notes due 2017 (the “Outstanding Notes”) for a new series of notes bearing substantially identical terms in like principal amount (the “Exchange Notes” and, together with the Outstanding Notes, the “Notes”).  The Outstanding Notes were issued, and the Exchange Notes will be issued, under an Indenture dated as of March 26, 2007 by and between the Company, as issuer, and The Bank of New York Trust Company, N.A., as trustee.  The Exchange Offer will be conducted on such terms and conditions as are set forth in the prospectus (the “Prospectus”) contained in the Registration Statement to which this opinion is an exhibit delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Prospectus.

In connection with this opinion letter, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, in the form filed with the Commission; (ii) the Certificate of Incorporation of the Company, as currently in effect; (iii) the By-laws of the Company, as currently in effect; (iv) the Indenture; (v) the form of the Exchange Notes; and (vi) resolutions of the Board of Directors of the Company, relating to, among other things, the issuance of the Notes and the filing of the Registration Statement.  We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other agreements, documents, instruments, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.  As to certain facts material

Smurfit-Stone Container Enterprises, Inc.

May 2, 2007

to this opinion letter, we have relied without independent verification upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing and the further qualifications set forth below, we are of the opinion that, assuming the execution of the Exchange Notes by the Company and the authentication of the Exchange Notes by the Trustee in accordance with the terms of the Indenture, the Exchange Notes will be valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except to the extent that the enforceability thereof may be limited by (x) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (y) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) when (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), shall have become effective under the Securities Act; (ii) the Exchange Notes are duly executed and authenticated in accordance with the provisions of the Indenture; and (iii) the Exchange Notes shall have been issued and delivered in exchange for the Outstanding Notes pursuant to the terms set forth in the Prospectus.

The foregoing opinions are limited exclusively to the federal laws of the United States of America, the laws of the State of Missouri and the General Corporation Law of the State of Delaware. To the extent that the Indenture and the Notes are governed by the laws of the State of New York, we have assumed that such laws are substantively the same as the laws of the State of Missouri. We express no opinion as to the application of the securities or blue sky laws of the various states to the issuance or exchange of the Exchange Notes.

We hereby consent to the reference to our firm under the headings “Legal Matters” in the Prospectus and to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Armstrong Teasdale LLP